As filed with the Securities and Exchange Commission on January 6, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orchard Supply Hardware Stores Corporation

(Exact name of Company as specified in its charter)

Delaware	95-4214109
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6450 Via Del Oro

San Jose, CA 95119

Telephone: (408) 281-3500

(Address including zip code, and telephone number, including area code, of principal executive offices)

ORCHARD SUPPLY HARDWARE STORES CORPORATION

2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael W. Fox

Senior Vice President, General Counsel and Secretary

6450 Via Del Oro

San Jose, CA 95119

(Name and address of agent for service)

(408) 281-3500

(Telephone number, including area code, of agent for service)

With copies to:

William H. Hinman, Jr.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.01 per share	1,000,000	$24.16	$24,160,000	$2,768.74

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”) that may be issuable as a result of a stock split, stock dividend, or similar transactions under the Orchard Supply Hardware Stores Corporation 2011 Equity Incentive Plan (the “Plan”). Subject to certain adjustments as provided in the Plan, the number of shares of common stock available for issuance under the Plan is equal to 1,000,000.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the NASDAQ Capital Market on January 4, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Orchard Supply Hardware Stores Corporation 2011 Equity Incentive Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Orchard Supply Hardware Stores Corporation (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Company’s prospectus filed with the Commission on December 16, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Company’s registration statement on Form S-1 (File No. 333-175105) filed with the Commission on June 23, 2011, as amended;

2.	The description of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), which is contained in the Company’s registration statement on Form 8-A (File No. 001-11679) filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 19, 2011, including any amendments or reports filed for the purpose of updating such description;

3.	The Company’s quarterly report on Form 10-Q for the quarterly period ended October 29, 2011, filed on December 22, 2011; and

4.	The Company’s Current Reports on Form 8-K, filed on December 29, 2011 and January 5, 2012 (excluding the information furnished pursuant to Item 7.01 included therein and Exhibit 99.1).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporate Law

Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, shareholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Orchard Supply Hardware Stores Corporation

The Amended and Restated Certificate of Incorporation of the Company requires the Company to indemnify and hold harmless any current or former director of the Company to the fullest extent permitted by Delaware law. Such indemnification rights include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. However, except for proceedings to enforce indemnification or advancement rights, the Company will indemnify such a director who initiates an action, suit or proceeding (or part thereof) only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Company.

The Company’s Amended and Restated Bylaws extend the above-described indemnification and advancement rights to current and former officers of the Company and to persons who are or were serving at the request of the Company as a director, officer or trustee of another corporation or entity. The Amended and Restated Bylaws also contain certain procedures and presumptions that will govern any action brought by a person granted advancement or indemnification rights in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to enforce those rights.

The indemnification and advancement rights conferred by the Company are not exclusive of any other right to which persons seeking indemnification or advancement may be entitled under any statute, the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

The Company has also entered into indemnification agreements with certain of its officers and directors, providing contractual indemnification to officers and directors in addition to the indemnification provided in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Company also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.2	Amended and Restated Bylaws of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.3	Second Amended and Restated Stockholders’ Agreement among ESL Investments, Inc., Edward S. Lampert, William C. Crowley, ACOF I LLC and Orchard Supply Hardware Stores Corporation, dated as of December 30, 2011 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.4	Certificate of Designation of Series A Preferred Stock of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.5	Orchard Supply Hardware Stores Corporation 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.33 to the Quarterly Report on Form 10-Q of Orchard Supply Hardware Stores Corporation for the quarterly period ended October 29, 2011, filed on December 22, 2011).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 6th day of January, 2012.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By	/s/ Mark R. Baker
Mark R. Baker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark R. Baker, Chris D. Newman and Michael W. Fox and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments or any abbreviated or subsequent registration statement and any amendments thereto filed pursuant to Rule 462(b) and any supplement to any prospectus included in this Registration Statement or any such amendment or any abbreviated or subsequent registration statement filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of January, 2012.

Signature	Title

/s/ Mark R. Baker	Chief Executive Officer, President and Director
Mark R. Baker	(Principal Executive Officer)

/s/ Chris D. Newman	Senior Vice President, Chief Financial Officer and Treasurer
Chris D. Newman	(Principal Accounting and Financial Officer)

/s/ William C. Crowley	Director and Chairman
William C. Crowley

/s/ Mark A. Bussard	Director
Mark A. Bussard

/s/ Matthew D. Cwiertnia	Director
Matthew D. Cwiertnia

/s/ Kevin R. Czinger	Director
Kevin R. Czinger

/s/ Susan L. Healy	Director
Susan L. Healy

/s/ David B. Kaplan	Director
David B. Kaplan

/s/ Steven L. Mahurin	Director
Steven L. Mahurin

/s/ Karen M. Rose	Director
Karen M. Rose

/s/ Bryant W. Scott	Director
Bryant W. Scott

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.2	Amended and Restated Bylaws of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.3	Second Amended and Restated Stockholders’ Agreement among ESL Investments, Inc., Edward S. Lampert, William C. Crowley, ACOF I LLC and Orchard Supply Hardware Stores Corporation, dated as of December 30, 2011 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.4	Certificate of Designation of Series A Preferred Stock of Orchard Supply Hardware Stores Corporation (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K of Orchard Supply Hardware Stores Corporation filed on January 5, 2012).

4.5	Orchard Supply Hardware Stores Corporation 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.33 to the Quarterly Report on Form 10-Q of Orchard Supply Hardware Stores Corporation for the quarterly period ended October 29, 2011, filed on December 22, 2011).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).